Exhibit 10.2

EXECUTION VERSION

July 11, 2021

Lionheart Acquisition Corporation II

4218 NE 2nd Avenue

Miami, FL 33137

Re: Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that certain Membership Interest Purchase Agreement, dated as of the date hereof (the “MIPA”), by and among Lionheart Acquisition Corporation II, a Delaware corporation (“Parent”), Lionheart II Holdings, LLC, a newly-formed Delaware limited liability company and a wholly-owned subsidiary of Parent, each limited liability company set forth on Schedule 2.1(a) to the MIPA (collectively, the “MSP Purchased Companies”), the members of the MSP Purchased Companies listed on Schedule 2.1(b) to the MIPA (each, a “Member” and collectively the “Members”), and John H. Ruiz, as the representative of the Members, and the other transactions relating thereto (the “Transaction”).

This Sponsor Agreement hereby amends and restates in its entirety that certain letter, dated August 13, 2020, from Lionheart Equities, LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned individuals, each of whom is a member of Parent’s board of directors (the “LCAP Board”) and/or management team (each, an “Insider” and collectively, the “Insiders”), to Parent (the “Prior Letter Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the MIPA.

In order to induce Parent and the Members to enter into the MIPA and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Insider hereby agrees with Parent as follows:

1.                   Support. The Sponsor and each Insider unconditionally and irrevocably agrees that it, he, she or it shall:

(a)                vote (or execute and return an action by written consent) any shares of Parent Common Stock owned by it, him or her (all such common stock, the “Covered Shares”) in favor of the Parent Proposals (and any actions required in furtherance thereof) at the Parent Stockholders’ Meeting (or any adjournment or postponement thereof) or any other duly called special meeting of Parent’s stockholders (or any adjournment or postponement thereof) called or requested for the purpose of soliciting the Parent Stockholder Approval in connection with the consummation of the Transaction;

(b)                when the Parent Stockholders’ Meeting is held, appear at such meeting, in person or by proxy, or otherwise cause all of the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(c)                vote (or execute and return an action by written consent), or cause to be voted at any meeting of Parent’s stockholders, in person or by proxy, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against (i) any Business Combination Proposal or any proposal in opposition to approval of the MIPA or in competition with or inconsistent with the MIPA, (ii) any change in the present capitalization of Parent or any amendment of the Certificate of Incorporation, except to the extent expressly contemplated by the MIPA, (iii) any liquidation, dissolution or other change in Parent’s corporate structure or business and (iv) any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Transaction or any of the other transactions contemplated by the MIPA or result in a breach of any covenant, representation or warranty or other obligation or agreement of Parent under the MIPA or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or the Insiders contained in this Sponsor Agreement;

(d)                vote in favor of any other proposals set forth in Parent’s proxy statement to be filed by Parent with the SEC relating to the Transaction (including any proxy supplements thereto, the “Proxy Statement”);

(e)                vote for any proposal to adjourn or postpone the applicable stockholder meeting to a later date if (and only if) there are not sufficient votes for approval of the MIPA and any other Parent Proposals or other proposals related thereto as set forth in the Proxy Statement on the dates on which such meetings are held; and

(f)                 not redeem, elect to redeem or tender or submit any Covered Shares owned by it, him or her for redemption in connection with the transactions contemplated by the MIPA or any vote to amend the Certificate of Incorporation.

Prior to any valid termination of the MIPA, the Sponsor and each Insider shall (x) take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under Parent’s organizational documents and applicable Laws, or reasonably requested by Parent, to consummate the Transaction and the other transactions contemplated by the MIPA on the terms and subject to the conditions set forth therein and (y) be bound by and comply with Sections 8.5 (Confidentiality) and 8.8 (Exclusivity) of the MIPA (and any relevant definitions contained in any such Sections) as if such Person were a signatory to the MIPA with respect to such provisions.

The obligations of the Sponsor and the Insiders specified in this paragraph 1 shall apply irrespective of the Board of Directors’ approval of the Transaction or any action described above.

2.                   Remedies. The Sponsor and each Insider hereby agrees and acknowledges that: (i) Parent and the Members would be irreparably injured in the event of a breach by the Sponsor or any Insider of its, his or her obligations under this Sponsor Agreement; (ii) monetary damages may not be an adequate remedy for such breach; (iii) the non-breaching party shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy that such party may have in law or in equity; and (iv) the right to seek specific enforcement is an integral part of the transactions contemplated by this Sponsor Agreement and without that right, Parent would not have entered into this Sponsor Agreement.

2

3.                   (a) Lock-Up Agreement; Waiver of Adjustment Rights. The Sponsor and each Insider agree that it, he or she shall not:

(i)       transfer any Parent Unit or Parent Common Stock received in connection with the Transaction until the earlier of (A) six (6) months after the consummation of the Transaction or (B) subsequent to the consummation of the Transaction, (x) if the closing price of the Parent Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the consummation of the Transaction or (y) the date on which Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Parent’s stockholders having the right to exchange their shares of Parent Class A Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”); or

(ii)       transfer any Parent Private Warrants (or shares of Parent Class A Common Stock issued or issuable upon the exercise of the Parent Private Warrants), until 30 days after the consummation of the Transaction (such period, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

Notwithstanding anything to the contrary in this Sponsor Agreement, (i) the New Warrants and the shares of Parent Class A Common Stock underlying such warrants shall not be subject to any of the restrictions on transfer set forth herein and (ii) following the consumation of the Transaction each Insider shall be permitted to transfer up to ten percent (10%) of the shares of Parent Common Stock beneficially owned by them as of the Closing Date.

(b)                Notwithstanding the provisions set forth in paragraphs 3(a)(i) and 3(a)(ii), during the period commencing on the date hereof and ending on the earlier of (x) the expiration of the Lock-Up Periods and (y) the date of any valid termination of the MIPA, transfers of Parent Units, Parent Common Stock, Parent Private Warrants and shares of Parent Class A Common Stock issued or issuable upon the exercise or conversion of the Parent Private Warrants, or the Parent Class B Common Stock and that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 3(b)), are permitted (A) to the Parent’s officers or directors, any affiliates or family members of any of the Parent’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor; (B) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (C) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; or (D) in the case of an individual, transfers pursuant to a qualified domestic relations order; provided, however, that in the case of clauses (A) through (D), these permitted transferees must enter into a written agreement with Parent agreeing to be bound by this Sponsor Agreement.

(c)                The Sponsor and each Insider acknowledge and agree as follows:

(i)       Section 4.3(b)(i) of the Certificate of Incorporation provides that each share of Parent Class B Common Stock shall automatically convert into one share of Parent Class A Common Stock (the “Initial Conversion Ratio”) at the time of the Transaction, and (B) Section 4.3(b)(ii) of the Certificate of Incorporation provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of Parent Class A Common Stock are issued in excess of the amounts offered in the IPO; and

(ii)       as of and conditioned upon the Closing, the Sponsor and each Insider hereby irrevocably relinquishes and waives any and all rights the Sponsor and each Insider has or will have under Section 4.3(b)(ii) of the Certificate of Incorporation to receive shares of Parent Class A Common Stock in excess of the number issuable at the Initial Conversion Ratio upon conversion of the existing shares of Parent Class B Common Stock held by him, her or it, as applicable, in connection with the Closing as a result of any Adjustment.

3

(d)                The Sponsor hereby agrees that, to the extent any Indebtedness or other unpaid or contingent liabilities of Parent, including any Parent Transaction Expenses and any loans by the Sponsor to Parent (“Parent Expenses”) as of immediately prior to the Closing (including any such amounts that become payable as a result of the Closing) exceeds $60,000,000 (the “Expense Cap”), then the Sponsor shall, as of and conditioned upon the Closing, forfeit such number of shares of Parent Class B Common Stock or Parent Private Warrants (valued at $10.00 per share of Parent Class B Common Stock and $1.00 per Parent Private Warrant) held by the Sponsor that, in the aggregate, have a value equal to such amount in excess of the Expense Cap (the “Forfeiture”, and such excess, the “Excess”). If the number of shares of Parent Class B Common Stock or Parent Private Warrants available for forfeiture pursuant to this paragraph 3(d) shall be insufficient to satisfy the Sponsor’s obligations under this paragraph 3(d), then the Sponsor shall, as of and conditioned upon the Closing, satisfy any such additional obligations in cash. Notwithstanding the foregoing, in lieu of the Forfeiture, the Sponsor may, at Closing, pay the amount of the Excess in cash. In the event that the amount of any contingent liabilities of Parent as of immediately prior to the Closing are unknown, the Sponsor and MSP Recovery, LLC (“MSP”) will negotiate in good faith in order to reach agreement on the amount thereof and, in the event that the Sponsor and MSP are unable to reach agreement prior to the Closing, such disagreement shall not delay the Closing and the Parent Expenses shall be recalculated each time such contingent liabilities crystallize and if such recalculation results in Parent Expenses exceeding the Expense Cap or an increase in the amount of such excess, this paragraph 3(d) shall apply to such excess.

4.                   Definitions. As used herein, “transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

5.                   Power and Authority. The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement and, as applicable, to serve as an officer or director of Parent and hereby consents to being named in the Form S-4 as an officer or director of Parent.

6.                   Entire Agreement; Amendment, Modification, Waiver. This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor, each Insider and the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto and the Members’ Representative, it being acknowledged and agreed that the Members’ Representative’s execution of such an instrument will not be required after any valid termination of the MIPA.

4

7.                   Assignment. No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder, other than in conjunction with transfers permitted by paragraph 3, without the prior written consent of the other parties and the Members’ Representative (except that, following any valid termination of the MIPA, no consent from the Members’ Representative shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, each Insider, Parent and their respective successors, heirs, personal representatives and assigns and permitted transferees.

8.                   No Third-Party Beneficiaries. Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto (and, prior to the valid termination of the MIPA, the MSP Companies and the Members) and their successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding anything herein to the contrary, each of Parent, the Sponsor and each Insider acknowledges and agrees that, until the valid termination of the MIPA, the MSP Companies and the Members are express third-party beneficiaries of this Sponsor Agreement and may directly enforce (incluidng by action for specific performance, injunctive relief or other equitable releif) each of the provisions set forth in this Sponsor Agreement as though directly party hereto.

9.                   Counterparts. This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10.               Severability. This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

11.               Governing Law.This Sponsor Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the Borough of Manhattan in the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. The prevailing party in any such Action (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such Action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5

12.               Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission; provided that any such notice, consent or request to be given to Parent, the MSP Companies or the Members’ Representative shall be given in accordance with the terms of Section 14.1 of the MIPA to the applicable party at its principal place of business.

13.               Term. This Sponsor Agreement shall terminate on the earlier of (a) the liquidation of Parent and (b) the expiration of the Lock-up Periods. In the event of a valid termination of the MIPA, this Sponsor Agreement shall be of no force and effect. No such termination or reversion shall relieve the Sponsor, each Insider or Parent from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.

14.               Representation and Warranties. The Sponsor and each Insider hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to Parent and the Members as follows (and as applicable): (i) the Sponsor is duly organized, validly existing and in good standing under the laws of the State of Delaware, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Sponsor; (ii) each Insider has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) with respect to the Sponsor, conflict with or result in a violation of its organizational documents, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Parent Common Stock or Parent Private Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (vi) except for fees described in Section 6.5 of the MIPA, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, Parent, any of its Subsidiaries or any of their respective Affiliates in connection with the MIPA or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Parent, the Members or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the MIPA and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good title to all such Parent Common Stock and Parent Private Warrants, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Parent Common Stock or Parent Private Warrants (other than transfer restrictions under the Securities Act)) affecting any such Parent Common Stock or Parent Private Warrants, other than pursuant to (A) this Sponsor Agreement, (B) Parent’s Certificate of Incorporation, (C) the MIPA, (D) the Registration Rights Agreement, dated as of August 13, 2020, by and among Parent and certain security holders, or (E) any applicable securities laws; and (x) the total number of shares of Parent Common Stock and Parent Private Warrants identified on Schedule A are the only equity securities in Parent (including, without limitation, any equity securities convertible into, or which can be exercised or exchanged for, equity securities of Parent) owned of record or beneficially owned (within the meaning of Section 13(d) of the Exchange Act) by the Sponsor and the Insiders as of the date hereof, and none of such shares of Parent Common Stock is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Parent Common Stock, except as provided in this Sponsor Agreement and each such Person has the voting authority over or with respect to such such shares of Parent Common Stock as disclosed in Parent’s filings with the SEC.

6

15.               Additional Representations and Warranties. During the period commencing on the date hereof and ending on the earlier of (i) the consummation of the Transaction and (ii) the valid termination of the MIPA, the Sponsor and each Insider agrees not to enter into, modify or amend any contract between or among the Sponsor, any Insider, anyone related by blood, marriage or adoption to any Insider or any Affiliate of any such Person (other than Parent or any of its Subsidiaries), on the one hand, and Parent or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair (x) any party’s ability to perform or satisfy any obligation under this Sponsor Agreement or (y) Parent’s ability to perform or satisfy any obligation under the MIPA.

16.               Certain Adjustments. If, and as often as, there are any changes in Parent, the Parent Common Stock or the Parent Private Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Parent, Parent’s successor or the surviving entity of such transaction, the Parent Common Stock and Parent Private Warrants, each as so changed.

17.               Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature Page Follows]

7

Sincerely,

SPONSOR:

LIONHEART EQUITIES, LLC

By:	/s/ Ophir Sternberg
Name: Ophir Sternberg
Title: Chairman and CEO

INSIDERS:

/s/ Ophir Sternber
Ophir Sternberg

/s/ Paul Rapisarda
Paul Rapisarda

/s/ Faquiry Diaz Cala
Faquiry Diaz Cala

/s/ James Anderson
James Anderson

/s/ Thomas Byrne
Thomas Byrne

/s/ Roger Meltzer
Roger Meltzer

/s/ Thomas W. Hawkins
Thomas W. Hawkins

Acknowledged and Agreed:

PARENT:

LIONHEART ACQUISITION CORPORATION II

By:	/s/ Ophir Sternberg
Name: Ophir Sternberg
Title: Chairman and CEO